Exhibit 10.10
July 22, 2001
Dear Jeannine,
On behalf of Shutterfly, Inc. (the “Company”), I am pleased to promote you to the full-time position of Vice President of Engineering reporting to the Company’s Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have accepted this promotion and it’s effective date of August 1, 2001.
Base Salary:
The Company has agreed to increase your base salary to the monthly rate of $14,099.00, subject to all applicable deductions and withholdings and payable in accordance with the Company’s standard payroll policies.
Bonus:
You will be eligible to be considered for an incentive bonus with a target amount of $5,000.00 per quarter. The bonus (if any) will be awarded based on your achievement of criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors, including but not limited to the Company’s achievement of its financial target objectives. Thus, your total target bonus is a maximum of $20,000.00 per annum. The terms and conditions of your target bonus goals will be developed within 60 days of your start date. The first eligible bonus period will be September 2001. Each quarterly bonus (if any) will be paid after the Company’s books for that quarter have been closed and will be earned by you only if you are employed by the Company at the time of payment. The determinations of the Company’s CEO with respect to your bonus will be final and binding.
Stock Options:
Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase an additional 1,880,000 shares of the Company’s Common Stock, at an exercise price per share equal to the fair market value of the Common Stock per share on the date the Board of Directors grants your stock option. Your option will be subject to all of the terms, conditions and restrictions of the Company’s 1999 Stock Plan (the “Plan” and the execution of a stock option agreement pursuant to such plan. The option can be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price if your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares upon your completion of 12 months of service with the Company, and you will vest in 1/48 of the option shares upon your completion of each of the next 36 months of service, as described in the applicable stock option agreement
If the Company is subject to a Change in Control (as defined in the Plan), merger or acquisition, before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, merger or acquisition then you will become fully vested in your option shares. “involuntary Termination” means either (a) that your service is terminated by the Company without Cause or (b) that you resign because the annual rate of your salary was reduced by the Company without your written consent, because the scope of your job responsibilities or authority was materially reduced without your written consent, or because the Company has determined without your written consent to relocate your principal place of work by a distance of 35 miles or more.
Clause:
If within the first 12 months of this agreement, it is agreed by both yourself and the Chief Executive Officer, that this promotion is not in the best interest of the Company, the Company will reinstate you back to the role of Director of Engineering.
As stated in your previous offer letter, employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
Finally, by accepting this offer, you and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.
The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or that the arbitrator deems necessary for you and the Company to vindicate your respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.
You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at Issue specifically authorizes such an award.
This arbitration provision does not apply to the following: (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Employee Proprietary Information and Inventions Agreement between you and the Company).
If you would like to review a copy of the AAA Employment Dispute Resolution rules, please contact Connie Tedrow in the Human Resources Department.
Jeannine, we realize this is an important decision for you, we believe this position is an excellent opportunity and we are confident it will provide you with personal challenge and potential growth opportunities. Please signify your acceptance of our offer by signing below and returning this letter agreement to Connie Tedrow, no later than July 20, 2001.
Very truly yours,
/s/ Andy Wood
Andy Wood
CEO
cc: Human Resources File

I accept Shutterfly’s promotion and agree to the terms in this letter agreement and its attachments. I acknowledge this letter agreement is the entire agreement related to my employment with Shutterfly and supersedes all prior or contemporaneous oral or written communication and representations. This letter agreement (offer of employment, attachments and Employee Proprietary Information and inventions Agreement) can only be modified in writing, by signed agreement from the Chief Executive Officer. I accept this offer voluntarily and not in reliance on any promises other than those contained in this letter agreement and its attachments.

/s/ Jeannine Smith	Jeannine Smith

Name, Signature	Name Printed

7/22/01 Today’s Date

8/01/01
Start Date

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